                                                                     EXHIBIT 2.4





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           XERTEX ACQUISITION COMPANY,

                            XERTEX TECHNOLOGIES, INC.

                                       AND

                          CENTURION INTERNATIONAL, INC.

                         DATED AS OF SEPTEMBER 12, 2000

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS................................................................1
     1.1        Definitions; Interpretation..........................................1

ARTICLE II THE MERGER................................................................5
     2.1        The Merger...........................................................5
     2.2        Closing..............................................................5
     2.3        Effective Time of the Merger.........................................6
     2.4        Effect of the Merger.................................................6

ARTICLE III THE SURVIVING CORPORATION................................................6
     3.1        Articles of Incorporation............................................6
     3.2        Bylaws...............................................................6
     3.3        Board of Directors; Officers.........................................7

ARTICLE IV CONVERSION OF SHARES......................................................7
     4.1        Merger Consideration.................................................7
     4.2        Payment.  (a)........................................................8
     4.3        No Further Rights....................................................9
     4.4        Closing of the Company's Transfer Books..............................9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................9
     5.1        Existence; Qualification; Subsidiaries...............................9
     5.2        Enforceability; Shares...............................................9
     5.3        Capitalization......................................................10
     5.4        Financial Statements................................................10
     5.5        Absence of Certain Changes..........................................10
     5.6        Litigation..........................................................11
     5.7        Licenses, Compliance with Law, Other Agreements, Etc................12
     5.8        Third-Party Approvals...............................................12
     5.9        No Undisclosed Liabilities..........................................12
     5.10       Tangible Assets.....................................................12
     5.11       Inventory...........................................................12
     5.12       Owned Real Property.................................................13
     5.13       Real Property Leases................................................13
     5.14       Agreements..........................................................13
     5.15       Intellectual Property...............................................14
     5.16       Employees...........................................................15
     5.17       Employee Benefits...................................................15
     5.18       Environment, Health and Safety......................................15
     5.19       Powers of Attorney..................................................16
     5.20       Guaranties..........................................................17
     5.21       Transactions With Affiliates........................................17
     5.22       Taxes...............................................................17
     5.23       Insurance...........................................................17

                                      (i)

     5.24       Product Warranty; Product Liability.................................18
     5.25       Brokers.............................................................18
     5.26       No Adverse Change Since Current Balance Sheet.......................18
     5.27       Disclosure..........................................................18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT...............18
     6.1        Authorization and Enforceability....................................18
     6.2        Government Approvals................................................19
     6.3        Issuance of Parent Shares...........................................19

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE PARENT............................19
     7.1        Existence; Qualification; Subsidiaries..............................19
     7.2        No Conflicts With Material Agreements...............................19
     7.3        Capitalization......................................................19
     7.4        Financial Statements................................................20
     7.5        Absence of Certain Changes..........................................20
     7.6        Litigation..........................................................21
     7.7        No Undisclosed Liabilities..........................................21

ARTICLE VIII COVENANTS OF THE COMPANY PRIOR TO CLOSING..............................21
     8.1        Restrictions........................................................21
     8.2        Notice of Breach....................................................23
     8.3        Access..............................................................23
     8.4        Authorization from Others...........................................23
     8.5        Consummation of Agreement...........................................23
     8.6        Supplements to Schedules............................................23
     8.7        Voting Agreement....................................................24

ARTICLE IX COVENANTS OF THE PURCHASER AND THE PARENT................................24
     9.1        Notice of Breach....................................................24
     9.2        Authorization from Others...........................................24
     9.3        Consummation of Agreement...........................................24
     9.4        Supplements to Schedules............................................24

ARTICLE X CONDITIONS PRECEDENT......................................................25
     10.1       Conditions Precedent to Purchaser's and Parent's Obligations........25
     10.2       Conditions Precedent to the Company's Obligations...................26

ARTICLE XI TERMINATION..............................................................27
     11.1       Termination.........................................................27
     11.2       Effect of Termination...............................................27

ARTICLE XII SURVIVAL AND INDEMNIFICATION............................................27
     12.1       Survival............................................................27
     12.2       Indemnification.....................................................27

                                      (ii)

ARTICLE XIII GENERAL PROVISIONS.....................................................28
     13.1       Successors and Assigns..............................................28
     13.2       Entire Agreement....................................................28
     13.3       Notices.............................................................28
     13.4       Amendment and Waiver................................................29
     13.5       Counterparts........................................................29
     13.6       Headings............................................................29
     13.7       Specific Performance................................................29
     13.8       Remedies Cumulative.................................................30
     13.9       Governing Law.......................................................30
     13.10      Dispute Resolution..................................................30
     13.11      No Third Party Beneficiaries........................................31
     13.12      Severability........................................................32

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of September 12, 2000 among Xertex Acquisition Company, a Colorado corporation (the "PURCHASER"), Xertex Technologies, Inc., a Colorado corporation (the "Company") and Centurion International, Inc. (the "Parent").

                  The Purchaser, Parent and the Company desire that the Purchaser merge with and into the Company (the "MERGER") with the Company surviving the Merger.

                  In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1      DEFINITIONS; INTERPRETATION.

                  (a) For purposes of this Agreement, the following terms have the indicated meanings:

                  "AFFILIATE" of a person means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

                  "CLOSING" has the meaning set forth in Section 2.2.

                  "CLOSING DATE" has the meaning set forth in Section 2.2.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" has the meaning set forth in the recitals hereof.

                  "CONFIDENTIAL INFORMATION" means any information concerning the Company's business other than information that (i) was already known to the Person having a duty to keep confidential such information on a nonconfidential basis prior to the time of disclosure, (ii) is or becomes generally available to the public through no act or omission of such Person or (iii) becomes available to such Person on a nonconfidential basis from a source other than any party hereto (or any agent or representative thereof) if such source was not under a prohibition against disclosing the information to such Person.

                  "CONSTITUENT CORPORATIONS" has the meaning set forth in
Section 2.4.

                  "CURRENT BALANCE SHEET" means the unaudited balance sheet of the Company dated July 31, 2000.

                  "EARNOUT CONSIDERATION" means 27,076 Parent Shares in the aggregate which shall be issued to certain stockholders of the Company if required pursuant to Schedule 1 hereof.

                  "EFFECTIVE TIME" has the meaning set forth in Section 2.3.

                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by products, asbestos, polychlorinated biphenyls, noise or radiation.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FINANCIAL STATEMENTS" means the Current Balance Sheet and the unaudited balance sheet of the Company dated June 30, 2000 and the related unaudited statement of income (or profit and loss statement) for the applicable periods then ended, all of which are attached as Exhibit A hereto.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                  "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body.

                  "HOLDBACK AMOUNT" means $75,000 and 21,661 Parent Shares to be credited against the Total Consideration to be held and retained at the Closing by the Purchaser for purposes of indemnification under Section 12.2.

                  "HOLDBACK PERIOD" means the period beginning on the Closing Date and ending on the first anniversary thereof.

                  "INCLUDES" and "INCLUDING" mean includes and including, without limitation.

                  "INTELLECTUAL PROPERTY" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names, corporate names and domain names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, ideas, know-how, production processes and techniques, research information, drawings, specifications, designs, plans, improvements, technical and computer data, documentation and software,


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
financial, business and marketing plans, customer and supplier lists and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" or "KNOW" when used with respect to the Company or the Parent, as the case may be, means the knowledge of the senior management of the Company or the Parent, as the case may be, or any other management personnel in the Company or the Parent, as the case may be, that has had significant involvement in the business and affairs of the Company or the Parent, as the case may be.

                  "LIABILITY" means any liability or obligation (whether absolute or contingent, liquidated or unliquidated or due or to become due).

                  "LIEN" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

                  "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), results of operations, prospects or customer, distributor or supplier relations of the Company.

                  "MATERIAL ADVERSE EFFECT" means any material adverse effect on
(i) the business, condition (financial or otherwise), results of operations, prospects or customer, distributor or supplier relations of the Company or (ii) the transactions contemplated hereby or by the Related Documents.

                  "MERGER CONSIDERATION" has the meaning set forth in Section 4.1(a).

                  "OPTION AGREEMENTS" means the agreements to be entered into prior to the Closing among the Company, the Parent and certain optionholders of the Company providing for the rollover of options to purchase Shares into options to purchase Parent Shares.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

                  "PARENT" has the meaning set forth in the recitals hereto.

                  "PARENT CURRENT BALANCE SHEET" means the unaudited balance sheet of the Parent dated June 30, 2000.

                  "PARENT FINANCIAL STATEMENTS" means the Parent Current Balance Sheet and the audited balance sheet of the Parent dated December 31, 1999 and the related unaudited and audited, as applicable, statements of income (or profit and loss statement) and cash flow for the applicable periods then ended.

                  "PARENT MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), results of operations, prospects or customer, distributor or supplier relations of the Parent and its Subsidiaries, taken as a whole.

                  "PARENT MATERIAL ADVERSE EFFECT" means any material adverse effect on (i) the business, condition (financial or otherwise), results of operations, prospects or customer, distributor or supplier relations of the Parent and its Subsidiaries, taken as a whole or (ii) the transactions contemplated hereby or by the Related Documents.

                  "PARENT SHARES" has the meaning set forth in Section 4.1(a).

                  "PERMITTED LIENS" means (i) liens for taxes not yet due and taxes for which adequate provision is made in the Current Balance Sheet, (ii) purchase money security interests in supplies and equipment, (iii) precautionary liens filed by lessors with respect to leased equipment and (iv) encumbrances which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Company's business.

                  "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity.

                  "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA), and any other material employee benefit plan, program or arrangement maintained, sponsored, or contributed to by the Company or with respect to which the Company has any material liability.

                  "REGISTRATION RIGHTS AGREEMENT" means the Amended and Restated Registration Rights Agreement dated as of September 6, 2000 and among Parent and the other parties signatory thereto.

                  "RELATED DOCUMENTS" means all documents and instruments to be executed by or which have been executed by the Company in connection with the transactions contemplated hereby.

                  "RELEASE" shall have the meaning set forth in CERCLA.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SHAREHOLDER REPRESENTATIVE" means Dax Craig.

                  "SHARES" means all of the outstanding shares of common stock of the Company, without par value.

                  "STOCKHOLDERS AGREEMENT" means the Amended and Restated Stockholders Agreement dated as of September 6, 2000 by and among Parent and the other parties signatory thereto.

                  "SUBSIDIARY" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the

Company or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.

                  "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.

                  "TAX RETURNS" means all returns (including information returns), declarations, reports, estimates and statements, regarding Taxes, required to be filed under any United States federal, state or local law or any foreign law, including any schedules thereto or amendments thereof.

                  "TAXES" means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Agency.

                  "TOTAL CONSIDERATION" means $750,000 plus 216,607 Parent
Shares.

                  "VOTING AGREEMENT" means the agreement to be entered into contemporaneous with the execution hereof among the Purchaser, Dax Craig, Doug Deming, Storm Products, Negler Family LLP and R.C. Mercure, Jr., providing that the parties to such agreement who are shareholders of the Company shall vote in favor of the transactions contemplated hereby.

                  (b) The words "HEREIN", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.

                                   ARTICLE II

                                   THE MERGER

                  2.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 2.3), the Purchaser shall be merged with and into the Company and the separate existence of the Purchaser shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION") under the laws of the State of Colorado under the name Xertex Technologies, Inc.

                  2.2 CLOSING. Unless this Agreement shall have been terminated pursuant to Article XI, and subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger will take place at 10:00 a.m. on the third business day following satisfaction of the conditions set forth in Article X (other than those to be satisfied at or as of the Closing) at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, unless another date, time or place is agreed to by the parties hereto (the "CLOSING DATE").

                  2.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing of a Articles of Merger with the Secretary of State of Colorado in accordance with the provisions of the Colorado Business Corporation Act ("CBCA"), or at such other time as the Purchaser and the Company shall agree should be specified in the Articles of Merger, which filing shall be made as soon as practicable on the Closing Date. When used in this Agreement, the term "Effective Time" shall mean the time at which such certificate is accepted for filing by the Secretary of State of Colorado or such time as otherwise specified in the Articles of Merger.

                  2.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by the CBCA. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Purchaser or the Company (the "CONSTITUENT CORPORATIONS") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

                                  ARTICLE III

                            THE SURVIVING CORPORATION

                  3.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

                  3.2 BYLAWS. The Bylaws of the Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                  3.3 BOARD OF DIRECTORS; OFFICERS. The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                   ARTICLE IV

                              CONVERSION OF SHARES

                  4.1 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Parent or any stockholder of the Company, each issued and outstanding Share shall be converted into and represent the right to receive the amount of consideration determined by dividing the aggregate cash value of the Total Consideration by the total number of Shares on a fully diluted basis (the "MERGER CONSIDERATION"). Subject to the limitations set forth in Section 4.1(b) below, each holder shall have the right to elect in the letter of transmittal submitted by such holder the percentage of the Merger Consideration which such holder will receive in cash and the percentage of the Merger Consideration which such holder will receive in shares of common stock, par value $0.01 per share, of the Parent (the "PARENT SHARES"), such Parent Shares to be valued at $13.85 per Parent Share. Based on information provided by the Company, the parties believe that the Merger Consideration is 0.04792 Parent Shares and $0.1659 per Share.

                  (b) In the event that the holders in the aggregate elect to receive an amount in cash and a number of Parent Shares which differs from $750,000 and 216,607 Parent Shares, then the Surviving Corporation shall reapportion (using its reasonable efforts to maintain each holder's allocation between cash and Parent Shares as close as practicable to such holder's election in the letter of transmittal) the amount in cash and number of Parent Shares to be received by each holder such that the aggregate amount in cash equals $750,000 and the aggregate number of Parent Shares equals 216,607.

                  (c) Any holder that receives part of its Merger Consideration in Parent Shares shall be eligible to receive its pro rata share of any Earnout Consideration (to the extent earned) based on the percentage of Parent Shares it received as Merger Consideration out of the total of 216,607 Parent Shares. In no event shall a holder that receives the full amount of its Merger Consideration in cash be entitled to any Earnout Consideration.

                  (d) Fractional Parent Share amounts shall be rounded to the nearest Parent Share.

                  (e) Each issued and outstanding share of common stock of the Purchaser shall continue to represent one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (f) Each option to purchase Shares that has not been exercised prior to the Closing shall be canceled and rolled over into a cash payment of $0.1659 and an option to receive 0.04792 Parent Shares.

                  4.2 PAYMENT. (a) At the Closing on the Closing Date and prior to the Effective Time, the Purchaser shall set aside the Total Consideration, including the Holdback Amount, which shall be retained by Parent at the Closing. The Total Consideration shall be held and disbursed in accordance with the terms of this Section 4.2.

                  (b) As soon as practicable after the Effective Time, the Surviving Corporation shall send a (i) notice, (ii) letter of transmittal, (iii) copy of the Stockholders Agreement, and (iv) copy of the Registration Rights Agreement to each holder of certificates formerly representing Shares. Such notice and letter of transmittal shall advise such holder of the effectiveness of the Merger and the procedure for surrendering to the Surviving Corporation such certificates for exchange into the Merger Consideration for each Share so represented and that delivery shall be effected, and risk of loss of the Shares shall pass only upon proper delivery to the Surviving Corporation of the certificates for the Shares, a duly executed letter of transmittal and any other required documents of transfer, a duly executed copy of the Stockholders Agreement and a duly executed copy of the Registration Rights Agreement. Each holder of certificates theretofore evidencing Shares, upon surrender thereof to the Surviving Corporation together with such letter of transmittal (duly executed) and any other required documents of transfer, a duly executed copy of the Stockholders Agreement and a duly executed copy of the Registration Rights Agreement, shall be entitled to receive in exchange therefor the Merger Consideration with respect to each such Share. Upon such surrender, the Surviving Corporation shall promptly deliver the Merger Consideration to each holder (less such holder's pro rata share of the Holdback Amount or any amount required to be withheld under applicable law) in accordance with the instructions set forth in the related letter of transmittal, and the certificates so surrendered shall promptly be canceled. Until surrendered, certificates formerly evidencing Shares shall be deemed for all purposes to evidence only the right to receive the Merger Consideration per Share. No interest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding Shares.

                  (c) If the Merger Consideration is to be delivered to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not required to be paid.

                  (d) Unless required otherwise by applicable law, any portion of the aggregate Merger Consideration which remains undistributed to holders of Shares five years after the Effective Time shall be delivered to the Parent and any holders of Shares who have not theretofore complied with the provisions of this Article IV shall thereafter look only to Surviving Corporation for payment of any Merger Consideration to which they are entitled pursuant to this Article
IV. Neither the Purchaser nor the Surviving Corporation shall be liable to any holder of Shares for any cash held by the Purchaser or Surviving Corporation for payment pursuant to this Article IV delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) In the event that a holder does not receive any Parent Shares, it shall not be deemed a party to the Stockholders Agreement or the Registration Rights Agreement, notwithstanding that it executed a copy of each to receive its portion of the Total Consideration.

                  4.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

                  4.4 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. If after the Effective Time, and after the period during which the Surviving Corporation shall hold any Merger Consideration, certificates for Shares are presented to the Purchaser or the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration for each Share as provided in Section 4.2.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Purchaser as follows:

                  5.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Articles of Incorporation and Bylaws of the Company and all amendments thereto previously delivered to the Purchaser are true, correct and complete copies of such documents. Except as set forth on Schedule 5.1, the Company is not required to be licensed or qualified as a foreign corporation in any jurisdiction, and the Company is so licensed or qualified and is in good standing in each jurisdiction set forth on Schedule 5.1. The Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity.

                  5.2 ENFORCEABILITY; SHARES. The execution and delivery of, and performance under, this Agreement and the Related Documents by the Company will not violate any provisions of any material agreements to which it is a party. This Agreement and each of the Related Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

                  (b) The Shares were validly issued, fully paid and nonassessable and constitute all of the capital stock of the Company. The transactions contemplated hereby are not subject to any right of first refusal or other similar right in favor of any Person which has not been waived.

                  5.3 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 Shares, of which 3,638,625 are issued and outstanding. Except as set forth on Schedule 5.3, there are no existing options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company.

                  5.4 FINANCIAL STATEMENTS. The Financial Statements (together with the notes thereto, as applicable), (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Company and (iii) fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated, in accordance with GAAP except that the Financial Statements do not contain an auditors' opinion and do not contain footnotes and are subject to normal year-end audit adjustments which in the aggregate are not expected to be material.

                  5.5 ABSENCE OF CERTAIN CHANGES.

                  (a) Except as set forth on Schedule 5.5, since December 31, 1999, the Company has not:

                      (i) incurred any Liabilities other than current Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $25,000;

                      (ii) paid, discharged or satisfied any claim, Lien or Liability, other than any claim, Lien or Liability (A) reflected or reserved against on the Current Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Current Balance Sheet or (B) incurred and paid, discharged or satisfied since the date of the Current Balance Sheet, in each case in the Ordinary Course of Business;

                      (iii) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and for a fair consideration and use of supplies in the Ordinary Course of Business);

                      (iv) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

                      (v) written off as uncollectible any accounts receivable other than in the Ordinary Course of Business and for amounts not greater than $10,000;

                      (vi) terminated or amended other than in the Ordinary Course of Business, suffered the termination or amendment of, failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                      (vii) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $25,000;

                      (viii) made any loan (including any intercompany advance) to any other Person (other than advances to employees in the Ordinary Course of Business which do not exceed $1,000 individually or $5,000 in the aggregate);

                      (ix) canceled, waived or released any debt, claim or right in an amount exceeding $10,000 or otherwise of substantial value;

                      (x) paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business;

                      (xi) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                      (xii) other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

                      (xiii) made any change in any method of accounting or accounting practice;

                      (xiv) suffered or caused any other occurrence, event or transaction which could reasonably be expected to have a Material Adverse Effect; or

                      (xv) agreed, in writing or otherwise, to any of the foregoing.

                  (b) Since December 31, 1999 there has been no Material Adverse Change.

                  5.6 LITIGATION. Set forth on SCHEDULE 5.6 is a list and description of all claims, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company, any officer or director thereof or the Company's business. Except as set forth on
SCHEDULE 5.6, no such claim, suit, proceeding or investigation, could have a Material Adverse Effect or a material adverse effect on the ability of any officer or director to participate in the affairs of the Company, and the Company has no knowledge of any basis for any such claim, suit, proceeding or investigation.

                  5.7 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC. The Company has all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation in any material respects of any order or decree of any court, or of any law, order or regulation of any governmental authority, or of the provisions of any material contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation. Except as set forth on SCHEDULE 5.7, the Company's business has been conducted in all material respects in compliance with all federal, state and local laws, ordinances, rules and regulations except where such violations, defaults or noncompliance would not have a Material Adverse Effect.

                  5.8 THIRD-PARTY APPROVALS. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, except as listed in SCHEDULE 5.8, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date.

                  5.9 NO UNDISCLOSED LIABILITIES. Except as set forth on
SCHEDULE 5.9, the Company has no Liabilities except (i) as and to the extent of the amounts reflected or reserved against on the Current Balance Sheet (excluding the footnotes thereto) and (ii) liabilities and obligations incurred in the Ordinary Course of Business since the date thereof.

                  5.10 TANGIBLE ASSETS. Except as set forth on SCHEDULE 5.10, the Company owns or leases all tangible assets used or reasonably necessary in connection with the conduct of its business. Except as set forth on SCHEDULE 5.10, all material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which such assets are used or proposed to be used.

                  5.11 INVENTORY. All supply and finished product inventory of the Company, whether reflected on the Current Balance Sheet or otherwise, consist of a quality and quantity usable or salable in the Ordinary Course of Business, subject to normal rates of defect or obsolescence not inconsistent with the Company's historical experience.

                  5.12 OWNED REAL PROPERTY. The Company does not own any real property.

                  5.13 REAL PROPERTY LEASES. Set forth on SCHEDULE 5.13 is a list of all agreements pursuant to which real property is leased to the Company (a copy of each of which has been delivered to the Purchaser). Except as set forth on SCHEDULE 5.13, there exists no material event of default (nor any event which with notice or lapse of time would constitute a material event of default) with respect to the Company under any such agreement and, to the Company's knowledge, with respect to any other party thereto. Except as set forth on
SCHEDULE 5.13, all such agreements are in full force and effect and enforceable against the lessor in accordance with their terms.

                  5.14 AGREEMENTS.

                  (a) Set forth on SCHEDULE 5.14(A) is a list of each agreement, arrangement or understanding to which the Company is a party (a complete and correct copy or, if oral, a description of each of which has been delivered to the Purchaser):

                      (i) for the lease of personal property from or to third parties providing for annual lease payments to any single lessor or from any single lessee in excess of $10,000;

                      (ii) for the purchase, distribution or sale of supplies, products or other personal property or for the furnishing or receipt of information or services, in each case calling for performance over a period of more than one year or involving more than $25,000;

                      (iii) concerning any partnership or joint venture;

                      (iv) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or pursuant to which a Lien is or may be imposed on any of its assets, tangible or intangible;

                      (v) concerning confidentiality or noncompetition;

                      (vi) with any director, officer or employee (including any involving employment or severance);

                      (vii) the consequences of a default or termination of which could have a Material Adverse Effect;

                      (viii) otherwise involving more than $25,000 or not entered into in the Ordinary Course of Business; and

                      (ix) otherwise material to the Company's business.

                  (b) Except as set forth on SCHEDULE 5.14(b) the Company is not in material default, to the knowledge of the Company there is no basis for any valid claim of material default, and no event has occurred which, with notice or lapse of time, would constitute a default, under any agreement, arrangement or understanding set forth on SCHEDULE 5.14(a) and, except as set forth on SCHEDULE 5.14(b), to the knowledge of the Company, no other Person is in default under any such agreement. No defaults set forth on SCHEDULE 5.14(b), either individually or in the aggregate, could have a Material Adverse Effect.

                  5.15 INTELLECTUAL PROPERTY.

                  (a) Set forth on SCHEDULE 5.15(a) is a list of all (i) patented and registered Intellectual Property and pending patent applications and applications for the registration of Intellectual Property, in each case owned by the Company; (ii) trade or corporate names used by the Company; (iii) material unregistered trademarks and copyrights owned or used by the Company; and (iv) licenses and other rights granted by the Company to any third party or by any third party to the Company, in each case with respect to Intellectual Property (other than computer software licenses entered into in the ordinary course of business).

                  (b) Except as set forth on SCHEDULE 5.15(b), (i) the Company owns or has a valid license to use all other Intellectual Property necessary for the operation of its business as currently conducted or proposed to be conducted, free and clear of any Liens or adverse claims; (ii) no claim by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by the Company has been made to the Company, is currently outstanding or to the Company's knowledge is threatened, and to the Company's knowledge there are no grounds for the same; (iii) the loss or expiration of any individual Intellectual Property right or related group of Intellectual Property rights owned or used by the Company would not have a Material Adverse Effect, and no such loss or expiration is threatened, pending or to the Company's knowledge reasonably foreseeable; (iv) the Company has not received any notice of, and the Company is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property owned or used by the Company; (v) to the knowledge of the Company, the Company has not infringed, misappropriated or otherwise conflicted with any Intellectual

Property or other proprietary right of any third party, and the Company is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company's business as currently conducted or proposed to be conducted and (vi) the Company has taken all necessary action to maintain and protect the Intellectual Property owned or used by it and which is material to its business and the Company will continue to maintain and protect such Intellectual Property so as not to affect adversely the validity or enforceability of such Intellectual Property.

                  5.16 EMPLOYEES.

                  (a) Except as set forth on SCHEDULE 5.16, since December 31, 1999, no key employees and no group of employees has terminated, or to the knowledge of the Company plans to terminate, employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. To the knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. The Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals. Set forth on Schedule 5.16 is a list and summary description of all agreements between the Company and any employee thereof.

                  5.17 EMPLOYEE BENEFITS. Set forth on SCHEDULE 5.17 is a list of all Plans. The Company has no obligation to contribute to and no liability or potential liability (including actual or potential withdrawal liability) with respect to any "defined benefit plan" (as such term is defined in Section 3(35) of ERISA), or any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the IRS that such plan is so qualified, and nothing has occurred from the date of such determination that could adversely affect the qualified status of such Plan. Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and with the applicable provisions of ERISA, the Code, and any other applicable laws. The Company does not have any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other trade, business or entity. With respect to each Plan, the Company has provided the Purchaser with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the 3 most recent annual reports (IRS Form 5500 series) filed with the IRS (with applicable attachments); and (iii) the most recent determination letter received from the IRS.

                  5.18 ENVIRONMENT, HEALTH AND SAFETY.

                  (a) The Company has complied and is in compliance with all Environmental and Safety Requirements that are applicable to the Company's business.

                  (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such permits, licenses and other authorizations is set forth on SCHEDULE 5.18.

                  (c) The Company has not received any written or oral notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements.

                  (d) Except as set forth on SCHEDULE 5.18, none of the following exists at any property or facility operated by the Company:

                      (1) Underground storage tanks or surface impoundments;

                      (2) Asbestos-containing material in any form or condition,
                          or

                      (3) Materials or equipment containing polychlorinated
                          biphenyls.

                  (e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any facility or property, and no such facility or property is contaminated with any such substance, so as to give rise to liabilities of the Company for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental and Safety Requirements.

                  (f) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

                  (g) Without limiting the foregoing, to the knowledge of the Company no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

                  (h) The Company has provided to the Purchaser true and correct copies of all environmental audit or assessment reports or other material environmental documents relating to the past or current operations and facilities of the Company which are in their possession or under their reasonable control.

                  5.19 POWERS OF ATTORNEY. Except as set forth on SCHEDULE 5.19, there are no outstanding powers of attorney executed on behalf of the Company.

                  5.20 GUARANTIES. Except as set forth on SCHEDULE 5.20 and in connection with the collection of bank deposits and instruments in the Ordinary Course of Business, the Company is not a guarantor and is not otherwise liable for any Liability (including indebtedness) of any other Person.

                  5.21 TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 5.21, the Company has not entered into any agreement, arrangement or transaction with any Affiliate within the past twelve months, and none of the Affiliates owns any property or right, tangible or intangible, which is used in the Company's business.

                  5.22 TAXES. Except as set forth on SCHEDULE 5.22, the Company prepared and filed all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete. The Company paid or made provision for the payment of all Taxes that are due or claimed to be due from it by any authority. There are no liens for Taxes upon any assets, tangible or intangible, of the Company. The reserves for Taxes reflected on the Current Balance Sheet are sufficient for payment of all unpaid Taxes (whether or not currently disputed) incurred with respect to the periods ended on the date thereof and for all periods ended prior to such date. Except as set forth on SCHEDULE 5.22, there are no pending claims, disputes or questions relating to, or claims for, Taxes of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based upon personal contact with any agent of such authority. The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns for the years 1997, 1998 and 1999, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1996. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company is not a party to any Tax allocation or sharing agreement, has not been a member of an affiliated group filing a consolidated federal income Tax Return and has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  5.23 INSURANCE. Set forth on SCHEDULE 5.23 is a list and summary description of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker's compensation and other forms of insurance (excluding employee benefit insurance covered by Section 5.17 above) currently in effect with respect to the Company, its business and assets. All such policies are in full force and effect and enforceable in accordance with their terms. The coverage provided by such policies is of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business.

                  5.24 PRODUCT WARRANTY; PRODUCT LIABILITY. Except as set forth on SCHEDULE 5.24, to the Company's knowledge there is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product sold by the Company.

                  5.25 BROKERS. The Company is not obligated to pay, and has not retained any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee in connection with the transactions contemplated hereby or by the Related Documents.

                  5.26 NO ADVERSE CHANGE SINCE CURRENT BALANCE SHEET. Measured as of the date hereof and as of the Closing Date, the total assets of the Company minus the total liabilities of the Company shall equal or exceed the total assets of the Company minus the total liabilities of the Company as reflected in the Current Balance Sheet.

                  5.27 DISCLOSURE. Neither this Agreement nor any Related Document, nor any statement made by the Company in connection herewith or therewith, or the transactions contemplated hereby or thereby contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein complete and not misleading.

                                   ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

                  The Purchaser and the Parent represent and warrant to the Company as follows:

                  6.1 AUTHORIZATION AND ENFORCEABILITY. Each of the Purchaser and Parent has taken all action necessary to permit each of them to execute, deliver and perform their respective obligations under this Agreement and the Related Documents. This Agreement and each of the Related Documents, when duly executed and delivered by each of the Purchaser and Parent, will constitute a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.

                  6.2 GOVERNMENT APPROVALS. Neither the Purchaser nor Parent is required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by either of them pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

                  6.3 ISSUANCE OF PARENT SHARES. The Parent Shares have been duly authorized and when issued and delivered in accordance with this Agreement, will be validly issued and outstanding. The Parent Shares will be fully paid and nonassessable.

                                  ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

                  The Parent hereby represents and warrants to the Company as follows:

                  7.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. The Parent is a corporation duly organized and validly existing under the laws of the State of Nebraska and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Articles of Incorporation and Bylaws of the Company and all amendments thereto previously delivered to the Purchaser are true, correct and complete copies of such documents.

                  7.2 NO CONFLICTS WITH MATERIAL AGREEMENTS. The execution and delivery of, and performance under, this Agreement and the Related Documents by the Parent will not violate any provisions of any material agreements to which it is a party.

                  7.3 CAPITALIZATION. The authorized capital stock of the Parent consists of 160,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which 160,000 shares are issued and outstanding, 90,000 shares of Series B Redeemable Preferred Stock, par value $0.01 per share, of which 87,500 shares are issued and outstanding, 1,500,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of which 1,444,043 shares are issued and outstanding, and 13,500,000 shares of common stock, par value $0.01 per share, of which 8,197,450 shares are issued and outstanding. Except as set forth on SCHEDULE 7.3, there are no existing options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company.

                  7.4 FINANCIAL STATEMENTS. The Parent Financial Statements (together with the notes thereto, as applicable), (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Company and (iii) fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated, in accordance with GAAP except that the Parent Current Balance Sheet and related financial statements do not contain an auditors' opinion and do not contain footnotes and are subject to normal year-end audit adjustments which in the aggregate are not expected to be material.

                  7.5 ABSENCE OF CERTAIN CHANGES.

                  (a) Except as set forth on SCHEDULE 7.5, since December 31, 1999, the Company has not:

                      (i) incurred any Liabilities other than current Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $250,000;

                      (ii) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible in excess of $250,000 in the aggregate (other than sales of inventory in the Ordinary Course of Business and for a fair consideration and use of supplies in the Ordinary Course of Business);

                      (iii) terminated or amended other than in the Ordinary Course of Business, suffered the termination or amendment of, failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                      (iv) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $250,000;

                      (v) made any loan to any other Person (other than advances to Subsidiaries of the Parent or to employees in the Ordinary Course of Business);

                      (vi) canceled, waived or released any debt, claim or right in an amount exceeding $100,000 or otherwise of substantial value;

                      (vii) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                      (viii) made any material change in any method of accounting or accounting practice;

                      (ix) suffered or caused any other occurrence, event or transaction which could reasonably be expected to have a Parent Material Adverse Effect; or

                      (x) agreed, in writing or otherwise, to any of the foregoing.

                  (b) Since December 31, 1999 there has been no Parent Material Adverse Change.

                  7.6 LITIGATION. Set forth on SCHEDULE 7.6 is a list and description of all claims, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against or affecting the Parent, any officer or director thereof or the Parent's business. Except as set forth on
SCHEDULE 7.6, no such claim, suit, proceeding or investigation, could have a Parent Material Adverse Effect or a material adverse effect on the ability of any officer or director to participate in the affairs of the Parent, and the Parent has no knowledge of any basis for any such claim, suit, proceeding or investigation.

                  7.7 NO UNDISCLOSED LIABILITIES. The Parent has no Liabilities except (i) as and to the extent of the amounts reflected or reserved against on the Parent Current Balance

Sheet (excluding the footnotes thereto), (ii) liabilities and obligations incurred in the Ordinary Course of Business since the date thereof and (iii) liabilities and obligations which individually and in the aggregate could not be reasonably expected to have a Parent Material Adverse Effect.

                                  ARTICLE VIII

                    COVENANTS OF THE COMPANY PRIOR TO CLOSING

                  The Company covenants and agrees with the Purchaser and Parent as follows throughout the period from the date hereof through and including the
Closing:

                  8.1 RESTRICTIONS. Except as expressly contemplated by this Agreement, the Company shall conduct its business and operations only in the Ordinary Course of Business and, furthermore, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (except with the prior written consent of the Purchaser), the Company shall not:

                  (a) Issue or agree to issue any capital stock or right, option or convertible security representing the right to acquire capital stock other than stock issued upon exercise of an option;

                  (b) Redeem, purchase, repurchase or retire any of the capital stock of the Company, or declare or pay any dividends (including stock dividends), or make any other payments or distributions upon any of the capital stock of the Company;

                  (c) Repay any indebtedness or any other obligation other than in accordance with the terms of any such obligation and in no event prior to the time at which any such payment is due, other than in the Ordinary Course of Business

                  (d) Sell, lease, license, transfer or otherwise dispose of or fail to maintain any material assets, including, without limitation, rights to patents, trademarks, know-how, intellectual property or other intangible assets or cancel any debts or claims, except in the Ordinary Course Of Business;

                  (e) Enter into, amend, modify or terminate any material contract, agreement, Plan or collective bargaining agreement to which the Company is a party, except for (i) the purchase of raw materials and the sale of inventory in the Ordinary Course of Business, (ii) contracts entered into in the Ordinary Course of Business which involve aggregate commitments under $25,000 and which, in the case of any single contract, involves a commitment under $25,000 and (iii) contracts and commitments in respect of capital commitments and expenditures made within the limitations of clause (n) below;

                  (f) Make any change in the Articles of Incorporation or Bylaws of the Company;

                  (g) Make any change in the authorized or issued and outstanding capital stock of the Company, including any changes involving treasury shares;

                  (h) Grant any options, warrants, rights or any similar securities or instruments or contractual arrangements to purchase directly or indirectly any securities of the Company;

                  (i) Enter into any transaction in which any officer or director of the Company or any record or beneficial holder of any securities of the Company has any interest, directly or indirectly;

                  (j) Effect any merger or consolidation of the Company whether or not it is the survivor thereof or effect any reorganization or recapitalization of the Company;

                  (k) Effect any acquisition by the Company of any interest or participation in any entity of any kind, whether represented by shares or otherwise, or effect the formation of a subsidiary or purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets, except direct obligations of the United States of America, or certificates of deposit or equivalent securities issued by financial institutions;

                  (l) Mortgage, pledge or grant a security interest in or Lien or encumbrance on any of its assets or property, real or personal, tangible or intangible, now owned or hereafter acquired except (i) Liens in existence at the date hereof which have been expressly disclosed to the Purchaser; and (ii) Permitted Liens;

                  (m) Make any investment in, or make any loan, advance or credit to any person, including, without limitation, officers, stockholders or directors of the Company, other than credits to customers in the Ordinary Course of Business and travel advances to officers, directors and employees of the Company made in the Ordinary Course of Business in amounts consistent with past practices;

                  (n) Assume endorse, guarantee or otherwise become liable for or upon the obligation of any person (other than endorsements for deposit in the Ordinary Course of Business);

                  (o) Institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency involving an amount in excess of $25,000 on an individual basis; and

                  (p) Make further capital commitments or expenditures in excess of amounts budgeted therefor, which amounts shall have been disclosed to the Purchaser.

                  8.2 NOTICE OF BREACH. To the extent the Company obtains knowledge that any of the representations or warranties contained in Article V hereof would be incorrect in any respect or that the Company is in breach of any of the covenants contained in this Article VIII, the Company shall notify the Purchaser and the Parent in writing promptly of such fact.

                  8.3 ACCESS. The Company will, upon reasonable notice, permit the Purchaser, its counsel, auditors, environmental consultants, appraisers and other advisers and representatives to review, inspect and copy all financial and business records and documents of the Company in its custody, care or control and to have access to the business and personnel of the Company throughout all regular business hours.

                  8.4 AUTHORIZATION FROM OTHERS. The Company shall use its best efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation by the Company of the transactions contemplated by this Agreement.

                  8.5 CONSUMMATION OF AGREEMENT. The Company shall use all commercially reasonable efforts to satisfy all conditions to the Closing that are within their control to the end that the transactions contemplated by this Agreement shall be fully carried out.

                  8.6 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing Date, the Company will promptly supplement or amend any schedules delivered by the Company pursuant to this Agreement (a) if any matter hereafter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such supplemental or amended schedule or (b) if it becomes necessary to correct any information in any schedule or in this Agreement which has become inaccurate. Any such supplement or amendment shall not modify this Agreement or any schedule in a manner that affects the Purchaser's and the Parent's rights with respect to any misrepresentation or breach of warranty that exists or existed under this Agreement which rights shall be preserved for all purposes, including, without limitation, determination of the satisfaction of conditions to Closing set forth in Article X hereof.

                  8.7 VOTING AGREEMENT. The Company shall use its best efforts to assure that the Voting Agreement remains in full force and effect.

                                   ARTICLE IX

                    COVENANTS OF THE PURCHASER AND THE PARENT

                  The Purchaser and the Parent covenant and agree with the Company as follows throughout the period from the date hereof through and including the Closing:

                  9.1 NOTICE OF BREACH. To the extent the Purchaser or Parent obtains knowledge that any of the representations or warranties contained in Articles VI or VII hereof would be incorrect in any respect or that the Purchaser or Parent is in breach of any of the covenants contained in this
Article IX, the Purchaser or Parent shall notify the Company in writing promptly of such fact.

                  9.2 AUTHORIZATION FROM OTHERS. The Purchaser and Parent shall use their best efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation by the Purchaser and the Parent of the transactions contemplated by this Agreement.

                  9.3 CONSUMMATION OF AGREEMENT. The Purchaser and the Parent shall use all commercially reasonable efforts to satisfy all conditions to the Closing that are within their control to the end that the transactions contemplated by this Agreement shall be fully carried out.

                  9.4 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing Date, the Purchaser and the Parent will promptly supplement or amend any schedules delivered by either of them pursuant to this Agreement (a) if any matter hereafter arises which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such supplemental or amended schedule or (b) if it becomes necessary to correct any information in any schedule or in this Agreement which has become inaccurate. Any such supplement or amendment shall not modify this Agreement or any schedule in a manner that affects the Company's rights with respect to any misrepresentation or breach of warranty that exists or existed under this Agreement which rights shall be preserved for all purposes, including, without limitation, determination of the satisfaction of conditions to Closing set forth in Article X hereof.

                                    ARTICLE X

                              CONDITIONS PRECEDENT

                  10.1 CONDITIONS PRECEDENT TO PURCHASER'S AND PARENT'S OBLIGATIONS. The obligations of the Purchaser and Parent to consummate the transactions contemplated hereby are subject to satisfaction (or written waiver) at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of the Company contained herein and in any writing delivered pursuant hereto shall be true and correct in all material respects when made and at and as of the time of the Closing;

                  (b) No action, suit, investigation or proceeding shall be pending or threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby;

                  (c) All acts or covenants required hereunder to be performed by the Company prior to the Closing shall have been performed in all material respects by it;

                  (d) The Company shall have made all filings and received all consents, approvals, permits and authorizations set forth on SCHEDULE 5.8, all of which shall be in form and substance reasonably satisfactory to the Purchaser;

                  (e) No Material Adverse Change shall have occurred between December 31, 1999 and the Closing Date;

                  (f) No stockholder of the Company shall have asserted any dissenter's rights under the CBCA;

                  (g) The Purchaser shall have received the written opinion of Chrisman, Bynum & Johnson, counsel for the Company, in the form of EXHIBIT B hereto;

                  (h) The board of directors and stockholders of the Company shall have approved the transactions contemplated hereby;

                  (i) All options to acquire any Shares shall have been exercised or the holders thereof shall have agreed to rollover such options;

                  (j) The Company shall have obtained waivers of preemptive rights from all of the Company's shareholders as to all prior transactions;

                  (k) Dax Craig shall have entered into an employment agreement with the Parent; and

                  (l) The Company shall have delivered to the Purchaser:

                      (i) certificates of a duly authorized officer of the Company dated as of the Closing Date stating that the conditions set forth in clauses (b) through (f) have been satisfied; and

                      (ii) such other documents relating to the transactions contemplated hereby as the Purchaser may reasonably request.

                  10.2 CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. The obligations of the Company hereunder are subject to satisfaction (or written waiver) at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of the Purchaser and Parent contained herein and in any writing delivered pursuant hereto shall be true and correct in all material respects when made and at and as of the Closing;

                  (b) No action, suit, investigation or proceeding shall be pending or threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby;

                  (c) All acts or covenants required hereunder to be performed by the Purchaser and Parent at or prior to the Closing shall have been performed in all material respects by each of them;

                  (d) No Parent Material Adverse Change shall have occurred between December 31, 1999 and the Closing Date;

                  (e) The Surviving Corporation shall have set aside the Total Consideration (less the Holdback Amount) for disbursement to the stockholders of the Company; and

                  (f) The Parent shall have delivered to the Company:

                      (i) certificates of a duly authorized officer of the Parent dated as of the Closing Date stating that the conditions set forth in clauses (a) through (d) have been satisfied; and

                      (ii) such other documents relating to the transactions contemplated hereby as the Company may reasonably request.

                                   ARTICLE XI

                                   TERMINATION

                  11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by written consent of the Purchaser, Parent and the Company;

                  (b) by the Purchaser, Parent or the Company if there has been a material misrepresentation or breach on the part of the Purchaser or Parent in the case of the Company or the Company in the case of the Purchaser and Parent in the representations and warranties set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

                  (c) by the Purchaser, Parent or the Company if the Closing has not occurred on or prior to October 31, 2000; provided, that a party may not terminate this Agreement pursuant to this Section 11(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

                  11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by the Purchaser, Parent or the Company as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its shareholders or directors or officers in respect thereof other than the obligations of the parties pursuant to Sections 13.9 and 13.10 except that nothing herein will relieve any party from liability resulting from any breach of this Agreement prior to such termination.

                                  ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION

                  12.1 SURVIVAL. Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, each representation and warranty contained herein, and in writing delivered pursuant hereto, shall survive the Closing and shall be fully effective and enforceable until March 31, 2002.

                  12.2 INDEMNIFICATION. The individuals and entities that were shareholders of the Company immediately prior to the Effective Time shall indemnify the Purchaser, the Parent, and each of their respective officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and expenses) which may be suffered or incurred by any of them as a result of a breach of any representation, warranty or covenant made by the Company in this Agreement. During the Holdback Period and for so long as there is any remaining Holdback Amount, the Purchaser and the Parent shall only have recourse to the Holdback Amount in the event of a claim under this Section 12.2. After the expiration of the Holdback Period or in the event that there is no remaining Holdback Amount, the Purchaser and the Parent shall have recourse to the individuals and entities that were shareholders of the Company immediately prior to the Effective Time. Notwithstanding the foregoing, in no event shall the aggregate indemnification obligations of the shareholders of the Company to the Purchaser and the Parent hereunder exceed fifty percent of the value of the Total Consideration.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

                  13.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

                  13.2 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

                  13.3 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

                  (a)      If to the Company:

                           Xertex Technologies, Inc.
                           452 Burbank Street
                           Broomfield, CO  80520
                           Telecopy:  (303) 635-2003
                           Attention:  Mr. Dax Craig

                  with a copy to:

                           Chrisman, Bynum & Johnson
                           1900 15th Street
                           Boulder, CO  80302
                           Telecopy:  (303) 449-5426
                           Attention:  David J. Cook, Esq.

                  (b)      If to the Purchaser or the Parent:

                           c/o Centurion International, Inc.
                           3425 North 44th Street
                           Lincoln, NE  68501
                           Telecopy:  (402) 465-1435
                           Attention:  Mr. Gary Kuck

                  with a copy to:

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, New York  10022
                           Telecopy:  (212) 446-4900
                           Attention:  Frederick Tanne, Esq.

                  13.4 AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Purchaser and the Company. No waiver granted by a party hereto shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

                  13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

                  13.6 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

                  13.7 SPECIFIC PERFORMANCE. The Company acknowledges that money damages would not be a sufficient remedy for any breach by it of this Agreement and agrees that the Purchaser shall be entitled to specific performance and injunctive relief as remedies for any such breach.

                  13.8 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                  13.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OF CONFLICT OR CHOICE OF LAWS OF THE STATE OF DELAWARE OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF DELAWARE.

                  13.10 DISPUTE RESOLUTION

                  (a) If any dispute, claim or difference arises out of this Agreement, the Related Documents or the transactions contemplated hereby, or as to the rights and liabilities of the parties hereunder or as to the breach or invalidity hereof, or in connection with the construction of this Agreement including any dispute, claim or difference as to whether an issue is arbitrable (each such event being hereinafter called a "DISPUTE"), the parties will settle such Dispute by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association in effect as of the date of commencement of the arbitration. Such arbitration shall be subject to appeal to a court of the State of Delaware unless both parties agree that the decision of the arbitrator shall be binding.

                  (b) Any party may demand that any Dispute be submitted to arbitration. The demand for arbitration shall be in writing, shall be served on the other party in the manner prescribed in this Agreement for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated and shall state whether the demanding party elects to make the arbitration binding without the right of appeal. If the demanding party elects binding arbitration, the adverse party shall, within ten days after notice of the demand for arbitration, notify the demanding party, whether or not it agrees to binding arbitration without the right of appeal.

                  (c) The arbitration will be held in the City of Lincoln, Nebraska unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof; provided, further, that nothing contained in this
Section 13.10 will be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction in the United States for injunctive or other provisional relief to compel another party hereto to comply with its obligations under this Agreement or any other agreement between or among the parties during the pendency of the arbitration proceedings.

                  (d) The arbitration shall be conducted by an arbitrator appointed by the American Arbitration Association (the "ARBITRATOR") who shall conduct such evidentiary or other hearings as the Arbitrator deems necessary or appropriate and thereafter shall make a final determination applying the internal laws of the State of Delaware as soon as practicable after the conclusion of the hearings. Any arbitration pursuant hereto shall be conducted by the Arbitrator as the parties may mutually agree or if the parties do not so agree under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrator shall not be required to comply strictly with such rules in conducting any such arbitration.

                  (e) Each party shall bear its own fees and expenses incurred in connection with the arbitration and the fees and expenses of the Arbitrator incurred in connection with the arbitration. The Arbitrator shall have the right to allocate expenses between the parties as part of its award.

                  (f) The Arbitrator shall have the authority to award any remedy or relief that a Court of the State of Delaware could order or grant, including without limitation, specific performance of any obligation under this Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The decision and award of the Arbitrator shall be in writing and counterpart copies thereof shall be delivered to each party. In the event that the arbitration is not binding on the parties in that it is subject to appeal, the arbitrator shall render an opinion setting forth its findings of fact and conclusions of law. The decision and award of the Arbitrator shall be binding on all parties, subject to any appeal to a Court of the State of Delaware if the parties do not timely elect to make the arbitration binding without the right of appeal. In rendering such decision and award, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Any party to the arbitration may seek to have the ruling of the Arbitrator entered in any court having jurisdiction thereof.

                  (g) Each party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the Arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay to the other party the reasonable attorney's fees, costs and expenses incurred by such other party prior to the entry of such order.

                  (h) All aspects of the arbitration shall be considered confidential and shall not be disseminated by any party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The Arbitrator shall be required to issue prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competence jurisdiction in an unrelated proceeding brought by a third party.

                  13.11 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                  13.12 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                    * * * * *

                                               XERTEX ACQUISITION COMPANY



                                               By: /s/   Dax Craig
                                                  ------------------------------

                                                      Name:  Dax Craig

                                                      Title: President

                                               XERTEX TECHNOLOGIES, INC.



                                               By: /s/    Dax Craig
                                                  ------------------------------

                                                      Name:   Dax Craig

                                                      Title:  President

                                               CENTURION INTERNATIONAL, INC.



                                               By: /s/     Gary L. Kuck
                                                  ------------------------------

                                                      Name:   Gary L. Kuck

                                                      Title:  President

                                   Schedule 1
                              Earnout Consideration


                  In the event that the Surviving Corporation achieves revenue of at least $8,453,000 in the fiscal year ended December 31, 2001, then, after such determination pursuant to an audit conducted by the accountants of the Surviving Corporation, the Parent shall pay to the shareholders of the Company who received a portion of the Merger Consideration in Parent Shares their pro rata portion (based on their respective percentages of Parent Shares received as Merger Consideration) of the Earnout Consideration. In the event of any disagreement between the Surviving Corporation and the Shareholder Representative regarding the calculation of revenue for purposes of this
Schedule 1, the Surviving Corporation and the Shareholder Representative shall use their commercially reasonable efforts to come to agreement on such calculation. If the parties fail to come to an agreement within 20 days, then the matter shall be submitted to arbitration pursuant to the terms of Section 13.10.